EXHIBIT 99.1


                            MINDEN BANCORP, INC.
                        415 MAIN  * P. O. BOX 797
                       MINDEN, LOUISIANA 71058-0797
                  ______________________________________
                           318-377-0523 TELEPHONE
                              318-377-0038 FAX




                                PRESS RELEASE
                                _____________

Release Date:                                For Further Information:
February 6, 2003                             A. David Evans, President / CEO
                                             318-377-0523
                                             E-mail mbldavid@shreve.net

                                                           Or

                                             Becky T. Harrell, Treasurer / CFO
                                             318-377-0523
                                             E-mail mblbecky@shreve.net


       MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE FOURTH QUARTER
           OF FISCAL 2002, ITS SECOND QUARTER AS A PUBLIC COMPANY

MINDEN, LA.-February 6, 2003-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended December 31, 2002 of $181,000 or $.13 per share, as compared to net income of $73,000 for the quarter ended December 31, 2001. The $108,000 or 148% increase was primarily due to a $255,000 or 51.0% increase in net interest income to $755,000 for the three months ended December 31, 2002. The increase reflects the substantial increase in the loan portfolio and investment securities, which growth was funded in large part by deposit growth and the net proceeds of the company's public stock offering which was completed on July 2, 2002. For the year ended December 31, 2002, net income increased by $370,000 or 81.3% to $825,000 or $.59 per share as compared to the prior year.

At December 31, 2002, Minden Bancorp, Inc. had total assets of $79.5 million, a 29.9% increase from total assets of $61.2 million at December 31, 2001. The increase primarily reflected the substantial growth of both the loan and the investment securities portfolios. Such growth was funded by increased deposits as well as the proceeds of the company's public stock offering. At December 31, 2002, stockholders' equity amounted to $17.5 million or $12.50 per share compared to $11.3 million at December 31, 2001.

There is no per share data for the 2001 periods because the company's public stock offering conducted in connection with the mutual holding company formation did not occur until 2002.

                                                                           2


Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan. The bank is a 92 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

                             MINDEN BANCORP, INC.


                  UNAUDITED CONDENSED STATEMENTS OF INCOME
                    (In thousands except per share data)

                               Three Months
                                  Ended          Year Ended
                               December 31,      December 31,
                           -------------------------------------
                             2002       2001    2002      2001
                           --------   ------- --------  --------
Interest income             $1,184     $976    $4,370    $3,660
Interest expense               429      476     1,731     1,937
                           --------   -------  -------  --------
Net interest income            755      500     2,639     1,723
Provision for loan losses        0        0         0         0
Other operating income          80       80       312       323
Other operating expenses       520      428     1,711     1,364
                           --------   -------  -------   -------
Income before income taxes     315      152     1,240       682
Income tax expense             134       79       415       227
                           --------   -------  -------   -------
Net income                  $  181     $ 73    $  825    $  455
                           ========   =======  =======   =======

Basic and diluted
earnings per share          $ 0.13    NA (1)   $ 0.59    NA (1)
                           ========   =======  =======   =======


(1) The initial public offering was not completed until July 2, 2002. Accordingly, per share data for the 2001 periods is not applicable.



                      UNAUDITED SELECTED FINANCIAL DATA
                               (In thousands)




                                                Dec 31      Dec 31
                                               --------------------
                                                 2002        2001
                                               --------  ----------
Total assets                                   $79,542   $ 61,233
Cash and cash equivalents                        3,244      1,842
Investment securities                           20,619     11,287
Loans receivable - net                          52,326     41,188
Deposits                                        56,951     46,070
Total borrowings                                 4,000      3,000

Total stockholders' equity                      17,527     11,297